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     As filed with the Securities and Exchange Commission on May 15, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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
Name:                                                FOUR CORNERS/CLAYMORE CORPORATE
                                                     HIGH INCOME PORTFOLIO


Address of Principal Business Office                 633 West Fifth Street, 49th Floor
(No. and Street, City, State and Zip Code):          Los Angeles, CA  90071


Telephone Number (including area code):              (213) 233-4444


Name and address of agent for service of process:    Mr. Robert W. Beatty
                                                     Senior Vice President
                                                     Four Corners Capital Management, LLC
                                                     633 West Fifth Street, 49th Floor
                                                     Los Angeles, CA  90071
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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:      YES [X] NO [ ]


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Los Angeles and the State of California on the 15th day of May, 2003.

                                         FOUR CORNERS/CLAYMORE CORPORATE
                                         HIGH INCOME PORTFOLIO

                                         By:      /s/ Robert W. Beatty
                                                  --------------------
                                                  Robert W. Beatty
                                                  Secretary

Attest:

         /s/ Ian Cudlipp
         ---------------
Name:    Ian Cudlipp
Title:   Treasurer